UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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National Research Corporation

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National Research Corporation

D/B/A NRC Health

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2017

To the Shareholders of

National Research Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of National Research Corporation will be held on Tuesday, May 9, 2017, at 3:00 P.M., local time, at the Embassy Suites hotel located at 1040 P Street, Lincoln, Nebraska 68508, for the following purposes:

1.     To elect two directors to hold office until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified.

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2017.

3.     To conduct an advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement.

4.      To conduct an advisory vote on the frequency of the advisory shareholder vote on the compensation of our named executive officers.

5.     To consider and act upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 14, 2017, has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof.

A proxy for the meeting and a proxy statement are enclosed herewith.

By Order of the Board of Directors NATIONAL RESEARCH CORPORATION

Kevin R. Karas Secretary

Lincoln, Nebraska

April 3, 2017

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 9, 2017. The National Research Corporation proxy statement for the 2017 Annual Meeting of Shareholders and the 2016 Annual Report to Shareholders are available at https://www.rdgir.com/national-research-corporation.

YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

National Research Corporation

D/B/A NRC Health

1245 Q Street

Lincoln, Nebraska 68508

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 9, 2017

This proxy statement is being furnished to shareholders by the Board of Directors (the “Board”) of National Research Corporation, doing business as NRC Health (the “Company”), beginning on or about April 3, 2017, in connection with a solicitation of proxies by the Board for use at the Annual Meeting of Shareholders to be held on Tuesday, May 9, 2017, at 3:00 P.M., local time, at the Embassy Suites hotel located at 1040 P Street, Lincoln, Nebraska 68508, and all adjournments or postponements thereof (the “Annual Meeting”) for the purposes set forth in the attached Notice of Annual Meeting of Shareholders.

Execution of a proxy given in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has signed a proxy does not in itself revoke a proxy. Any shareholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing or in open meeting.

A proxy, in the enclosed form, which is properly executed, duly returned to the Company and not revoked, will be voted in accordance with the instructions contained therein. The shares represented by executed but unmarked proxies will be voted as follows:

●	FOR the two persons nominated for election as directors referred to herein;

●	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017;

●

FOR the advisory vote to approve the compensation of the individuals named in the Summary Compensation Table set forth below in this proxy statement (such group of individuals are sometimes referred to as our named executive officers);

●	FOR submitting the advisory vote on the compensation of our named executive officers to our shareholders EVERY YEAR; and

●	On such other business or matters which may properly come before the Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy.

Other than the election of two directors, the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017, the advisory vote to approve the compensation of our named executive officers and the advisory vote on the frequency of the advisory shareholder vote on the compensation of our named executive officers, the Board has no knowledge of any matters to be presented for action by the shareholders at the Annual Meeting.

Only holders of record of the Company’s class A common stock and class B common stock (sometimes referred to collectively as the “Common Stock”) at the close of business on March 14, 2017 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, the Company had outstanding and entitled to vote: (a) 20,913,343 shares of class A common stock, each of which is entitled to one-one-hundredth (1/100th) of one vote per share, with an aggregate of 209,133.43 votes; and (b) 3,543,463 shares of class B common stock, each of which is entitled to one vote per share, with an aggregate of 3,543,463 votes. The presence of a majority of the votes entitled to be cast shall constitute a quorum for the purpose of transacting business at the Annual Meeting. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum.

ELECTION OF DIRECTORS

The Company’s By-Laws provide that the directors shall be divided into three classes, with staggered terms of three years each. At the Annual Meeting, the shareholders will elect two directors to hold office until the 2020 annual meeting of shareholders and until their successors are duly elected and qualified. Unless shareholders otherwise specify, the shares represented by the proxies received will be voted in favor of the election as directors of the two persons named as nominees herein. The Board has no reason to believe that the listed nominees will be unable or unwilling to serve as directors if elected.  However, in the event that any nominee should be unable to serve or for good cause will not serve, the shares represented by proxies received will be voted for another nominee selected by the Board. Each director will be elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present). Consequently, any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors. Votes will be tabulated by an inspector of elections appointed by the Board. Shares of the Company’s class A common stock and class B common stock vote together as a single class on the election of directors.

The following sets forth certain information, as of March 14, 2017, about the Board’s nominees for election at the Annual Meeting and each director of the Company whose term will continue after the Annual Meeting.

Nominees for Election at the Annual Meeting

Terms expiring at the 2020 Annual Meeting

JoAnn M. Martin, 62, has served as a director of the Company since June 2001. Ms. Martin was elected President and Chief Executive Officer of Ameritas Life Insurance Corp., an insurance and financial services company, in July 2005. From April 2003 to July 2005, she served Ameritas Life Insurance Corp. as President and Chief Operating Officer. Prior thereto, Ms. Martin served as Senior Vice President and Chief Financial Officer of Ameritas for more than the last five years. In April 2009, Ms. Martin was elected President and Chief Executive Officer of Ameritas Holding Company and Ameritas Mutual Holding Company (previously named UNIFI Mutual Holding Company), where she had served as Executive Vice President and Chief Financial Officer for more than the last five years. Ms. Martin has served as an officer of Ameritas and/or its affiliates since 1988. Ms. Martin also serves as a director of Ameritas Life Insurance Corp. Separate Accounts (since 2003). Ms. Martin’s financial background as a certified public accountant and as the former Chief Financial Officer and current President and Chief Executive Officer of a mutual insurance holding company, as well as her past leadership experiences as a director of the Omaha Branch of the Federal Reserve Bank of Kansas City and other organizations, led to the conclusion that she should serve as a director of the Company.

Barbara J. Mowry, 69, has served as a director of the Company since May 2014. Ms. Mowry founded, and is currently the Chief Executive Officer of, GoreCreek Advisors, a management consulting firm. Prior to founding GoreCreek Advisors, Ms. Mowry served as Senior Vice President - Data Integration of Oracle Corporation, an industry leading software, hardware and services company, from January 2010 through March 2011, and as President and Chief Executive Officer of Silver Creek Systems, Inc., a data quality solutions software company, from January 2003 to December 2009. Ms. Mowry served as a director of Axion Health (from 2012 to 2014) and the Federal Reserve Bank of Kansas City (from 2012 to 2014) where she was Chair of the Board from 2013 to 2014. Ms. Mowry also serves as a director of several not-for-profit organizations, including the Kauffman Foundation (since 2013), the University of Minnesota Executive Committee, Carlson School of Management and the Board of Overseers (since 2004), the Colorado Innovation Network (since 2013) and the National Association of Corporate Directors Colorado Chapter where she is a Leadership Fellow. Ms. Mowry previously served as a director of Gaiam, Inc. (from 1999 to 2013), Real Goods Solar, Inc. (from 2008 to 2013) and the Denver Branch of the Federal Reserve Bank of Kansas City (from 2008 to 2011). Ms. Mowry’s financial background as a former President and Chief Executive Officer of several companies, a former member of the audit and compensation committees of the boards of directors of Gaiam, Inc. and Real Goods Solar, Inc. and as the current Chief Executive Officer of GoreCreek Advisors, led to the conclusion that she should serve as a director of the Company.

THE BOARD RECOMMENDS THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH NOMINEES. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” SUCH NOMINEES.

Directors Continuing in Office

Terms expiring at the 2018 Annual Meeting

Michael D. Hays, 62, has served as Chief Executive Officer and a director since he founded the Company in 1981. He also served as President of the Company from 1981 to 2004 and from July 2008 to July 2011. Prior to founding the Company, Mr. Hays served for seven years as a Vice President and a director of SRI Research Center, Inc. (n/k/a the Gallup Organization). Mr. Hays’ background as founder of the Company, and his long and successful tenure as Chief Executive Officer and a director, led to the conclusion that he should serve as a director of the Company.

John N. Nunnelly, 64, has served as a director of the Company since December 1997. Mr. Nunnelly is a retired Group President from McKesson Corporation, a leader in pharmaceutical distribution and healthcare information technology. During his 28-year career at McKesson, Mr. Nunnelly served in a variety of other positions including, Vice President of Strategic Planning and Business Development, Vice President and General Manager of the Amherst Product Group and Vice President of Sales-Decision Support. These responsibilities included leading several business units, including one with over $360 million in annual revenue. In addition, he was involved in managing a number of mergers and acquisitions. Mr. Nunnelly also serves as an adjunct professor at the University of Massachusetts, School of Nursing, advising students and faculty on matters pertaining to healthcare information technology. These experiences and Mr. Nunnelly’s expertise as a professional and educator in the field of healthcare information technology led to the conclusion that he should serve as a director of the Company.

Terms expiring at the 2019 Annual Meeting

Donald M. Berwick, 70, has served as a director of the Company since October 2015. Dr. Berwick is the former President and Chief Executive Officer of the Institute for Healthcare Improvement, which he co-founded and led for almost 20 years, and where he now serves as President Emeritus and Senior Fellow. He is also currently a Lecturer in the Department of Health Care Policy at Harvard Medical School. From July 2010 to December 2011, Dr. Berwick served as the Administrator of the Centers for Medicare and Medicaid Services as an appointee of President Barack Obama. Dr. Berwick previously served on the faculty of the Harvard Medical School and the Harvard School of Public Health (from 1974 to 2010). He was also vice chair of the U.S. Preventive Services Task Force (from 1990 to 1995), the first “Independent Member” of the Board of Trustees of the American Hospital Association (from 1996 to 1999) and the chair of the National Advisory Council of the Agency for Healthcare Research and Quality (from 1995 to 1999). Dr. Berwick’s expertise as a professional, administrator, lecturer and educator in the field of healthcare led to the conclusion that he should serve as a director of the Company.

Gail L. Warden, 78, has served as a director of the Company since January 2005. Mr. Warden is currently President Emeritus of Detroit-based Henry Ford Health System, where he served as President and Chief Executive Officer from 1988 until 2003. Prior to this role, Mr. Warden served as President and Chief Executive Officer of Group Health Cooperative of Puget Sound, as well as Executive Vice President of the American Hospital Association. Mr. Warden serves as Chairman to several national healthcare committees and as a board member to many other healthcare related committees and institutions. Mr. Warden’s extensive experience in the healthcare industry and the many leadership roles he has held with healthcare enterprises, including serving as the president and chief executive officer of a large integrated health system for 15 years, and industry organizations led to the conclusion that he should serve as a director of the Company.

CORPORATE GOVERNANCE

Independent Directors and Annual Meeting Attendance

Of the six directors currently serving on the Board, the Board has determined that Donald M. Berwick, JoAnn M. Martin, Barbara J. Mowry, John N. Nunnelly and Gail L. Warden are “independent directors” as that term is defined in the listing standards of The NASDAQ Stock Market.

Directors are expected to attend the Company’s annual meeting of shareholders each year. Other than Dr. Berwick, each of the directors attended the Company’s 2016 annual meeting of shareholders.

Currently, the Company does not have a chairman and the Board does not have a policy on whether the roles of chief executive officer and chairman should be separate. The Board has, however, designated a lead director since 2007, with Ms. Martin serving as the lead director from 2007 until May 2012 and Mr. Nunnelly serving as the lead director since May 2012. The Board believes its current leadership structure is appropriate at this time since it establishes the Company’s chief executive officer as the primary executive leader with one vision and eliminates ambiguity as to who has primary responsibility for the Company’s performance.

The lead director is an independent director who is appointed by the independent directors and who works closely with the chief executive officer. In addition to serving as the principal liaison between the independent directors and the chief executive officer in matters relating to the Board as a whole, the primary responsibilities of the lead director are as follows:

●

Preside at all meetings of the Board at which the chief executive officer is not present, including any executive sessions of the independent directors, and establish agendas for such executive sessions in consultation with the other directors and the chief executive officer;

●

Advise the chief executive officer as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively perform their duties;

●	Have the authority to call meetings of the independent directors as appropriate; and

●	Be available to act as the spokesperson for the Company if the chief executive officer is unable to act as the spokesperson.

Committees

The Board held four meetings in 2016. During 2016, each of the directors, other than Mr. Warden, attended all of the meetings of the Board and all of the meetings held by all committees of the Board on which such director served during 2016.

The Board has a standing Audit Committee, Compensation Committee, Nominating Committee, Strategic Planning Committee and Leadership Development Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by the Board. The Company makes available copies of each of these charters free of charge on its website located at www.nrchealth.com. Other than the text of the charters, the Company is not including the information contained on or available through its website as a part of, or incorporating such information by reference into, this proxy statement.

The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company. The Audit Committee presently consists of JoAnn M. Martin (Chairperson), Barbara J. Mowry, John N. Nunnelly and Gail L. Warden, each of whom meets the independence standards of the NASDAQ Stock Market and the Securities and Exchange Commission for audit committee members. The Board has determined that JoAnn M. Martin qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission, because she has the requisite attributes through, among other things, education and experience as a president, chief financial officer and certified public accountant. The Audit Committee held five meetings in 2016.

The Compensation Committee determines compensation programs for the Company’s executive officers, reviews management’s recommendations as to the compensation to be paid to other key personnel and administers the Company’s equity-based compensation plans. The Compensation Committee presently consists of Barbara J. Mowry (Chairperson), John N. Nunnelly and Gail L. Warden, each of whom meets the independence standards of the NASDAQ Stock Market and the Securities and Exchange Commission for compensation committee members. The Compensation Committee held four meetings in 2016. In 2015, management of the Company engaged Aon Hewitt, a nationally recognized compensation consultant, to assist the Company in its review of its compensation and benefits programs, including the competitiveness of pay levels, executive compensation design issues, market trends and technical considerations.

The Nominating Committee presently consists of Donald M. Berwick (Chairperson), Barbara J. Mowry, John N. Nunnelly and Gail L. Warden, each of whom meets the independence standards of The NASDAQ Stock Market for nominating committee members. The Nominating Committee’s primary functions are to: (1) recommend persons to be selected by the Board as nominees for election as directors and (2) recommend persons to be elected to fill any vacancies on the Board. The Nominating Committee did not hold any meetings in 2016.

The Strategic Planning Committee assists the Board in reviewing and, as necessary, altering, the Company’s strategic plan, reviewing industry trends and their effects, if any, on the Company and assessing the Company’s products, services and offerings and the viability of such portfolio in meeting the needs of the markets that the Company serves. John N. Nunnelly (Chairperson), Donald M. Berwick, JoAnn M. Martin, Barbara J. Mowry and Gail L. Warden are the current members of the Strategic Planning Committee. The Strategic Planning Committee held one meeting in 2016.

The Leadership Development Committee assists the Board in reviewing the Company’s strategy to attract, develop and retain its associates. The Leadership Development Committee presently consists of Gail L. Warden (Chairperson), Donald M. Berwick, JoAnn M. Martin and John N. Nunnelly. The Leadership Development Committee did not hold any meetings in 2016.

Board Oversight of Risk

The full Board is responsible for the oversight of the Company’s operational and strategic risk management process. The Board relies on its Audit Committee to address significant financial risk exposures facing the Company and the steps management has taken to monitor, control and report such exposures, with appropriate reporting of these risks to be made to the full Board. The Board relies on its Compensation Committee to address significant risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Board’s role in the Company’s risk oversight has not affected the Board’s leadership structure.

Nominations of Directors

The Nominating Committee will consider persons recommended by shareholders to become nominees for election as directors. Recommendations for consideration by the Nominating Committee should be sent to the Secretary of the Company in writing together with appropriate biographical information concerning each proposed nominee. The Company’s By-Laws also set forth certain requirements for shareholders wishing to nominate director candidates directly for consideration by the shareholders. With respect to an election of directors to be held at an annual meeting, a shareholder must, among other things, give notice of intent to make such a nomination to the Secretary of the Company not less than 60 days or more than 90 days prior to the second Wednesday in the month of April.

In identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that the Board possesses, in the aggregate, the strategic, managerial and financial skills and experience necessary to fulfill its duties and to achieve its objectives, and seeks to ensure that the Board is comprised of directors who have broad and diverse backgrounds, possessing knowledge in areas that are of importance to the Company. The Nominating Committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In looking at the qualifications of each candidate to determine if their election would further the goals described above, the Nominating Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. In addition, the Board and the Nominating Committee believe that the following specific qualities and skills are necessary for all directors to possess:

●	A director must display high personal and professional ethics, integrity and values.

●	A director must have the ability to exercise sound business judgment.

●

A director must be accomplished in his or her respective field, with broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

●	A director must have relevant expertise and experience, and be able to offer advice and guidance based on that expertise and experience.

●	A director must be independent of any particular constituency, be able to represent all shareholders of the Company and be committed to enhancing long-term shareholder value.

●	A director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of the Company’s business.

The Board also believes the following qualities or skills are necessary for one or more directors to possess:

●

At least one independent director must have the requisite experience and expertise to be designated as an “audit committee financial expert,” as defined by applicable rules of the Securities and Exchange Commission, and have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, as required by the rules of NASDAQ.

●

One or more of the directors generally must be active or former executive officers of public or private companies or leaders of major complex organizations, including commercial, scientific, government, educational and other similar institutions.

As noted above, in identifying and evaluating nominees for director, the Nominating Committee seeks to ensure that, among other things, the Board is comprised of directors who have broad and diverse backgrounds, because the Board believes that directors should be selected so that the Board is a diverse body. The Nominating Committee implements this policy by considering how potential directors’ backgrounds would contribute to the diversity of the Board. As part of its annual self-evaluation, the Nominating Committee assesses the effectiveness of its efforts to attain diversity by considering whether it has an appropriate process for identifying and selecting director candidates.

Transactions with Related Persons

Except as otherwise disclosed in this section, we had no related person transactions during 2016, and none are currently proposed, in which we were a participant and in which any related person had a direct or indirect material interest. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

●	A “related person” means any of our directors, executive officers, nominees for director, any holder of 5% or more of the common stock or any of their immediate family members; and

●

A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors or nominees for director is required to disclose to the Audit Committee certain information relating to related person transactions for review, approval or ratification by the Audit Committee. Disclosure to the Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the related person transaction. The Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the Audit Committee’s determination that consummation of the transaction is not or was not contrary to our best interests. Any related person transaction must be disclosed to the full Board.

Ms. Martin, a director of the Company, serves as President and Chief Executive Officer of Ameritas Life Insurance Corp. In connection with the Company’s regular assessment of its insurance-based associate benefits and the costs associated therewith, which is conducted by an independent insurance broker, in 2007 the Company began purchasing dental insurance for certain of its associates from Ameritas Life Insurance Corp. and, in 2009, the Company also began purchasing vision insurance for certain of its associates from Ameritas Life Insurance Corp. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $232,000 in 2016 and $227,000 in 2015.

Mr. Hays, the Chief Executive Officer, majority shareholder and director of the Company, is an owner of 14% of the equity interest of Nebraska Global Investment Company LLC (“Nebraska Global”). The Company, directly or indirectly through its former subsidiary Customer-Connect LLC, purchased certain services from Nebraska Global, primarily consisting of software development services. The total value of these purchases, which were conducted in arms’ length transactions and approved by the Audit Committee pursuant to our related person transaction policies and procedures, were $488,000 in 2016 and $440,000 in 2015.

Communications with the Board of Directors

Shareholders may communicate with the Board by writing to NRC Health, Board of Directors (or, at the shareholder’s option, to a specific director), c/o Kevin R. Karas, Secretary, 1245 Q Street, Lincoln, Nebraska 68508. The Secretary will ensure that the communication is delivered to the Board or the specified director, as the case may be.

2016 DIRECTOR COMPENSATION

Directors who are executive officers of the Company receive no compensation for service as members of either the Board or committees thereof. From January 1, 2016 to June 30, 2016, directors who were not executive officers of the Company were compensated as follows: an annual retainer of $50,000 for the lead director and $25,000 for each other director, a fee of $1,000 for each Board meeting attended, a fee of $1,000 for each Audit Committee meeting attended ($1,500 per meeting for the chairperson of the Audit Committee) and a fee of $750 for each Compensation Committee, Nominating Committee and/or Strategic Planning Committee meeting attended ($1,000 per meeting for the chairperson of each such committee). Based on, among other things, a review of best practices in director compensation, the Board modified the director compensation structure from a meeting-based structure to a fixed-fee based structure effective July 1, 2016. Accordingly, from and after July 1, 2016, directors who are not executive officers of the Company are compensated as follows: an annual fixed fee of $75,000 for the lead director and $50,000 for each other director. Directors are also reimbursed for out-of-pocket expenses associated with attending meetings of the Board and committees thereof. Ms. Martin served as the Company’s lead director from 2007 to May 2012, and Mr. Nunnelly has served as the Company’s lead director since May 2012.

Pursuant to the National Research Corporation 2004 Non-Employee Director Stock Plan, each director who is not an associate (i.e., employee) of the Company also receives an annual grant of an option to purchase 36,000 shares of our class A common stock and 6,000 shares of our class B common stock on the date of each annual meeting of shareholders. The options have an exercise price equal to the fair market value of the class A common stock and class B common stock, as applicable, on the date of grant and vest one year after the grant date.

The following table sets forth information regarding the compensation received by each of the Company’s directors during 2016:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total

Donald M. Berwick	$41,000	$138,240	$179,240

JoAnn M. Martin	$47,000	$138,240	$185,240

Barbara J. Mowry	$46,750	$138,240	$184,990

John N. Nunnelly	$71,500	$138,240	$209,740

Gail L. Warden	$45,250	$138,240	$183,490

_______________________

1 Represents the aggregate grant date fair value of option awards granted during the year, computed in accordance with FASB ASC Topic 718.  See Note 7 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the years ended December 31, 2016, December 31, 2015, and December 31, 2014, for a discussion of assumptions made in the valuation of share-based compensation.   As of December 31, 2016, the outstanding option awards for each director were as follows:  Dr. Berwick – 72,000 options for class A common stock and 12,000 options for class B common stock; Ms. Martin – 229,800 options for class A common stock and 30,000 options for class B common stock; Ms. Mowry – 144,000 options for class A common stock and 24,000 options for class B common stock; Mr. Nunnelly – 288,000 options for class A common stock and 42,000 options for class B common stock; Mr. Warden – 324,000 options for class A common stock and 54,000 options for class B common stock.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by overseeing the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; the Company’s accounting and financial reporting processes; and the audits of the financial statements of the Company.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2016 Annual Report on Form 10-K with the Company’s management and independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the audited financial statements in conformity with U.S. generally accepted accounting principles and assessing the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees; Related Amendments to PCAOB Standards; and Transitional Amendments to AU Sec. 380.” In addition, the Company’s independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence. The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. The Audit Committee has considered whether the provision of the services relating to the Audit-Related Fees, Tax Fees and All Other Fees set forth in “Miscellaneous – Independent Registered Public Accounting Firm” was compatible with maintaining the independence of the independent registered public accounting firm and determined that such services did not adversely affect the independence of the firm.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

AUDIT COMMITTEE

JoAnn M. Martin, Chairperson

Barbara J. Mowry

John N. Nunnelly

Gail L. Warden

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Company’s class A common stock and class B common stock as of the Record Date (i.e., March 14, 2017) by: (1) each director and director nominee; (2) each of the executive officers named in the Summary Compensation Table; (3) all of the directors, director nominees and executive officers as a group; and (4) each person or entity known to the Company to be the beneficial owner of more than 5% of either class of the Common Stock. Except as otherwise indicated in the footnotes, each of the holders listed below has sole voting and investment power over the shares beneficially owned. As of the Record Date, there were 20,913,343 shares of class A common stock and 3,543,463 shares of class B common stock outstanding.

	Shares Beneficially Owned
	Class A Common Stock			Class B Common Stock
Name of Beneficial Owner	Shares		%	Shares		%
Directors and Executive Officers

Michael D. Hays (1)	5,489,916	(2)(4)	26.1%	1,975,833	(3)(5)	55.7%
Steven D. Jackson	125,983	(4)	*	20,997	(5)	*
Kevin R. Karas	40,208	(4)	*	6,755	(5)	*
Donald M. Berwick	72,000	(4)	*	12,000	(5)	*
JoAnn M. Martin	396,048	(4)	1.9%	61,733	(5)	1.7%
Barbara J. Mowry	144,000	(4)	*	24,000	(5)	*
John N. Nunnelly	316,700	(4)	1.5%	45,900	(5)	1.3%
Gail L. Warden	384,671	(4)	1.8%	64,263	(5)	1.8%
All directors, nominees and executive officers as a group (eight persons)	6,969,526	(4)	31.5%	2,211,481	(5)	59.6%

Other Holders

Michael and Karen Hays Grandchildren’s Trust dated March 9, 2009 and Kent E. Endacott, as the Special Holdings Direction Advisor under this Trust (6)	5,765,900		27.6%	125,355		3.5%

Conestoga Capital Advisors LLC (7)	0		*	232,953		6.6%

Kayne Anderson Rudnick Investment Management LLC (8)	1,350,222		6.5%	0		*

_______________________

* Denotes less than 1%.

(1)	The address of Mr. Hays is 1245 Q Street, Lincoln, Nebraska 68508.
(2)

Includes 5,850,871 shares of class A common pledged as security and 139,045 shares of class A common stock held by Mr. Hays’ wife.  Mr. Hays disclaims beneficial ownership of the shares held by his wife.

(3)

Includes 1,975,696 shares of class B common stock pledged as security and 137 shares of class B common stock held by Mr. Hays’ wife.  Mr. Hays disclaims beneficial ownership of the shares held by his wife.

(4)

Includes shares of class A common stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 14, 2017, as follows:  Dr. Berwick, 72,000 shares; Mr. Hays, 100,917 shares; Mr. Jackson, 0 shares; Mr. Karas, 26,403 shares; Ms. Martin, 229,800 shares; Mr. Nunnelly, 288,000 shares; Mr. Warden, 324,000 shares; Ms. Mowry, 144,000 shares; and all directors, nominees and executive officers as a group, 1,185,120 shares.

(5)

Includes shares of class B common stock that may be purchased under stock options which are currently exercisable or exercisable within 60 days of March 14, 2017, as follows:  Dr. Berwick, 12,000 shares; Mr. Hays, 2,491 shares; Mr. Jackson, 0 shares; Mr. Karas, 4,400 shares; Ms. Martin, 30,000 shares; Mr. Nunnelly, 42,000 shares; Mr. Warden, 54,000 shares; Ms. Mowry, 24,000 shares; and all directors, nominees and executive officers as a group, 168,891 shares.

(6)

The trustee of this Trust is Bessemer Trust Company of Delaware, N.A. and its address is 1007 N. Orange Street, Suite 1450, Wilmington, Delaware 19801. The address of the Special Holdings Direction Advisor for this Trust is c/o Woods & Aitken LLP, 301 South 13th Street, Suite 500, Lincoln, Nebraska 68508.

(7)

The number of shares owned set forth above in the table is as of or about December 31, 2016 as reported by Conestoga Capital Advisors LLC in its amended Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 550 E. Swedesford Rd. Suite 120 Wayne, Pennsylvania 19087. This shareholder reports sole dispositive power with respect to all of these shares but sole voting power only over 205,773 of these shares.

(8)

The number of shares owned set forth above in the table is as of or about December 31, 2016 as reported by Kayne Anderson Rudnick Investment Management LLC in its Schedule 13G filed with the Securities and Exchange Commission. The address for this shareholder is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, California 90067. This shareholder reports sole voting and dispositive power with respect to 303,508 of these shares and shared voting and dispositive power with respect to 1,046,714 of these shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and any owner of greater than 10% of the Company’s Common Stock to file reports with the Securities and Exchange Commission concerning their ownership of the Company’s Common Stock. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that, during the fiscal year ended December 31, 2016, all of its directors and executive officers and owners of greater than 10% of the Company’s Common Stock complied with the Section 16(a) filing requirements.

RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017.

We are asking our shareholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. Although ratification is not required, our Board is submitting the appointment of KPMG LLP to our shareholders for ratification because we value our shareholders’ views on our independent auditors and as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, the Audit Committee will consider it as a direction to consider the appointment of a different firm. Even if the appointment is ratified, the Audit Committee in its discretion may select a different independent auditor at any time if it determines that such a change would be in the best interests of the Company and our shareholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the ratification of the Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2017 must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” ratification and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter. Shares of the Company’s class A common stock and class B common stock vote together as a single class on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis relates to the compensation of the individuals named in the Summary Compensation Table, a group we refer to as our “named executive officers.” In this discussion, the terms “we,” “our,” “us” or similar terms refer to the Company.

Overview of Executive Compensation Philosophy

We recognize the importance of maintaining sound principles for the development and administration of our executive compensation and benefit programs. Specifically, we design our executive compensation and benefit programs to advance the following core principles:

●	We strive to compensate our executive officers at competitive levels to ensure that we attract and retain a highly competent, committed management team.

●	We provide our executive officers with the opportunity to earn competitive pay as measured against comparable companies.

●	We link our executive officers’ compensation, particularly annual cash bonuses, to established Company financial performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

Role of the Compensation Committee

The Board appoints the Compensation Committee, which consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of the Securities Exchange Act of 1934. The following individuals are members of the Compensation Committee:

●	Barbara J. Mowry (Chairperson)

●	John N. Nunnelly

●	Gail L. Warden

The Compensation Committee determines compensation programs for our executive officers or recommends such programs to the full Board for approval. The Committee also reviews management’s recommendations as to the compensation to be paid to other key personnel and administers our equity-based compensation plans. Periodically, the Compensation Committee reviews and determines our compensation and benefit programs, with the objective of ensuring the executive compensation and benefits programs are consistent with our compensation philosophy. At the time of such reviews, our management has engaged a nationally recognized compensation consultant.

Consistent with this practice, in late 2015, when determining compensation for 2016, the Compensation Committee engaged Aon Hewitt to review our compensation and benefit programs before determining compensation for 2016. Prior to its engagement of Aon Hewitt in connection with its determination of 2016 compensation, our most recent review of our compensation and benefit programs had been conducted in October 2011. In connection with its engagement of Aon Hewitt in 2015, the Compensation Committee evaluated the independence from management of Aon Hewitt and the individual representatives of Aon Hewitt who served as the Compensation Committee’s consultants in light of the factors required by the NASDAQ Stock Market. As part of its evaluation, the Compensation Committee considered the fact that management had separately engaged Aon Hewitt to provide certain risk and benefits consulting services in 2015, but the Compensation Committee concluded that, due to Aon Hewitt’s policies and procedures ensuring independence and the small amount of Aon Hewitt’s revenues represented by its engagement, Aon Hewitt’s work did not raise a conflict of interest impairing Aon Hewitt’s ability to provide independent advice to the Compensation Committee regarding executive compensation matters.

Our management instructed Aon Hewitt to conduct a comprehensive review of our total compensation program for our named executive officers, benchmarking the base salary, target annual cash incentive compensation, long-term incentive compensation, and total target direct compensation that we offer our named executive officers. Aon Hewitt worked with our management to update the group of companies that we had used during the previous major review of our compensation and benefit programs in 2011 to ensure that the companies included in the group in 2015 were of comparable size, industry and type to our company or were companies with which we compete. Annual revenues of the comparison companies ranged from approximately $28.5 million to approximately $752.6 million, with median revenues of approximately $199.3 million.

The companies selected for our review of compensation in 2015 were the following:

●	Advisory Board Company	●	Healthstream, Inc.

●	Athenahealth, Inc.	●	Hooper Holmes, Inc.

●	Bio Telemetry, Inc.	●	Landauer, Inc.

●	Castlight Health, Inc.	●	Mattersight Corp.

●	Cartesian, Inc. (f/k/a The Management Network Group, Inc.)	●	Medidata Solutions, Inc.

●	Computer Programs & Systems, Inc.	●	Merge Healthcare, Inc.

●	Forrester Research, Inc.	●	Press Ganey Holdings, Inc.

●	Franklin Covey Co.	●	RCM Technologies, Inc.

We refer to these companies as “comparable companies.” In determining compensation levels for our named executive officers in 2016, our Compensation Committee reviewed the comparable company data to the extent the data reflected positions similar to those held by our named executive officers. Our Compensation Committee considered these data and other information provided by Aon Hewitt to assess our competitive position with respect to the following components of compensation:

●	Base salary;

●	Annual cash incentive compensation; and

●	Long-term equity incentive compensation.

The Compensation Committee did not engage Aon Hewitt or any other compensation consultant to provide advice concerning executive officer or director compensation during 2016.

One objective of the Compensation Committee in setting compensation for our executive officers other than our Chief Executive Officer is to establish base salary at a competitive level compared with comparable companies to attract and retain highly-qualified individuals. The Compensation Committee’s considerations in setting our Chief Executive Officer’s base salary are described below. For our executive officers other than our Chief Executive Officer, we consider base salary to be at a “competitive level” if it is within 20% above or below the median level paid by comparable companies to similarly situated executives. However, the Compensation Committee may pay base salaries that are more than 20% above or below the median level paid by comparable companies based on its evaluation of individual factors relative to a named executive officer. The Compensation Committee also considers individual performance, level of responsibility, skills and experience, and internal comparisons among executive officers in determining base salary levels. Based on comparable company information and these other considerations, the Compensation Committee resets executive salary levels at the time of each significant compensation review, which levels are then generally adjusted only to reflect changes in responsibilities or comparable company data.

The Compensation Committee administers our annual cash incentive program and long-term equity incentive plans and approves all awards made under the program and plans. For annual and long-term incentives, the Compensation Committee considers internal comparisons and other existing compensation awards or arrangements in making compensation decisions and recommendations. In its decision-making process, the Compensation Committee receives and considers the recommendations of our Chief Executive Officer as to executive compensation programs for all of the other officers. In its decision-making process for the long-term incentives for our executive officers, the Compensation Committee considers relevant factors, including our performance and relative shareholder return and the awards given to the executive officer in past years. The Compensation Committee makes its decisions regarding general program adjustments to future base salaries, annual incentives and long-term incentives concurrently with its assessment of the executive officers’ performance. Adjustments generally become effective in January of each year.

In fulfilling its objectives as described above, the Compensation Committee took the following steps in determining 2016 compensation levels for our named executive officers:

●	Referred to the comparative company data provided in 2015 by Aon Hewitt;

●	Reviewed the performance of our Chief Executive Officer and determined his total compensation;

●	Reviewed the performance of our other executive officers and other key associates (i.e., employees) with assistance from our Chief Executive Officer; and

●

Determined total compensation for our named executive officers based on the 2015 compensation review, recommendations by our Chief Executive Officer (as to the other officers) and the Compensation Committee’s review of the officers’ performance.

2016 Say on Pay Vote

In May 2016 (after the 2016 executive compensation actions described in this Compensation Discussion and Analysis had taken place), we held our annual advisory shareholder vote on the compensation of our named executive officers at our annual shareholders’ meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation, with more than 99% of votes cast in favor. Consistent with this strong vote of shareholder approval, we have not undertaken any material changes to our executive compensation programs in response to the outcome of the vote.

Total Compensation

We intend to continue our strategy of compensating our executive officers at competitive levels through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, we have structured total executive compensation to ensure that there is an appropriate balance between a focus on our long-term versus short-term performance. We believe that the total compensation paid or awarded to the executive officers during 2016 was consistent with our financial performance and the individual performance of each of our executive officers. We also believe that this total compensation was reasonable in its totality and is consistent with our compensation philosophies described above.

CEO Compensation

The Compensation Committee reviews annually the salary and total compensation levels of Michael D. Hays, our Chief Executive Officer. Based on the comparative company data that Aon Hewitt provided as part of our compensation review completed in 2015, Mr. Hays’ salary and overall compensation are significantly below the median level paid to chief executive officers of comparable companies. Due to Mr. Hays’ large holding of our stock and his desire to materially align his compensation with the interests of our other shareholders, he requested that his base salary and targeted overall compensation remain unchanged. The Compensation Committee has not proposed an increase in his salary or overall compensation since 2005.

Elements of Compensation

Base Salary

The objective of the Compensation Committee is to establish base salary at a competitive level compared with comparable companies, with the exception of Mr. Hays’ salary, as noted above. Within the framework of offering competitive base salaries, we have historically attempted to minimize base salary increases in order to limit our exposure if we do not meet our objectives for financial growth under our incentive compensation program. Accordingly, based on comparable company information and the other factors noted above, the Compensation Committee generally resets executive salary levels at the time of each significant compensation review and generally does not subsequently make adjustments except to reflect changes in responsibilities. Following its 2015 review of compensation, the Compensation Committee left Mr. Hays’ and Mr. Jackson’s base salaries unchanged from 2015. In the case of Mr. Hays, the decision was based on his request, described above, that his salary not be increased. In the case of Mr. Jackson, the decision was based the comparable company data showing that Mr. Jackson’s salary was at a competitive level. In the case of Mr. Karas, the Compensation Committee increased his base salary by 16%, to $285,000 per annum, to bring his salary level closer to the median level of the comparable company data.

Base salaries paid to Messrs. Hays, Karas and Jackson represented the following percentages of their total compensation (as calculated for purposes of the Summary Compensation Table).

Base Salary as a Percentage of Total Compensation
Michael D. Hays	51%

Kevin R. Karas	51%

Steven D. Jackson	31%

Annual Cash Incentive

Our executive officers are eligible for annual cash incentive awards under our incentive compensation program. Please note that, while we may refer to annual cash incentive awards as bonuses in this discussion, the award amounts are reported in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” pursuant to the Securities and Exchange Commission’s regulations.

We intend for our incentive compensation program to provide an incentive to meet and exceed our financial goals, and to promote a superior level of performance. Within the overall context of our pay philosophy and culture, the program:

●	Provides competitive levels of total cash compensation;

●	Aligns pay with organizational performance;

●	Focuses executive attention on key business metrics; and

●	Provides a significant incentive for achieving and exceeding performance goals.

Under our incentive compensation program, the Compensation Committee establishes performance measures for our named executive officers at the beginning of each year. For 2016, the Compensation Committee used our overall revenue and net income as performance measures because the Compensation Committee believes these are key measures of our ability to deliver value to our shareholders for which our named executive officers have primary responsibility. The Compensation Committee weighted the two performance measures equally in determining bonus payouts. The Compensation Committee structured the incentive compensation program so that our named executive officers would receive a bonus based on the percentage of growth in overall revenue and net income in 2016 over 2015, starting from “dollar one” of such growth. Consistent with past years, the Compensation Committee structured the incentive compensation program for our named executive officers to require performance representing growth in revenue or net income for any payout to be received.

The Compensation Committee structured the incentive compensation program to permit payouts to be earned for any growth in revenue and net income because it believed that providing an incentive to achieve growth in these measures would provide an effective incentive to the executive officers in 2016. The Compensation Committee determined that the bonuses under the incentive compensation program would be equal to the following (subject to a maximum of 200% of base salary): the product of the executive officer’s base salary (i) multiplied by the sum of the percentage year over year increase, if any, in overall revenue plus the percentage year over year increase, if any, in overall net income (ii) multiplied by 2.5.

In determining the potential bonus amounts for our named executive officers described above, the Compensation Committee considered the comparative company data and Aon Hewitt’s recommendations in connection with the 2015 compensation review, and concluded that that payouts determined by these formulas were likely to produce results consistent with our past practice of setting annual target payouts at 50% of base salary, and would continue to provide competitive compensation consistent with our goals for annual incentive awards.

The following table shows amounts actually earned by our named executive officers for 2016, along with the percentages of their total compensation (as calculated for purposes of the Summary Compensation Table) that these amounts represent.

Name	2016 Actual Bonus Percentage of Total Compensation	2016 Actual Bonus Amount
Michael D. Hays	30%	74,656

Kevin R. Karas	30%	167,010

Steven D. Jackson	18%	175,800

Long-Term Equity Incentive

The general purpose of our current equity-based plans is to promote the achievement of our long-range strategic goals and enhance shareholder value. The Compensation Committee may from time to time approve discretionary awards, however, we generally grant equity-based awards in the following circumstances:

●

Annual Awards. To provide an additional performance incentive for our executive officers and other key management personnel, our executive compensation package generally includes annual grants of stock options. In each year following our 2013 recapitalization pursuant to which we established two classes of common stock (class A common stock and class B common stock), we have granted options to purchase both class A common stock and class B common stock.

●

New Hire or Promotion Awards. We also award restricted stock grants to newly hired or promoted executive officers during their first year of participation in our equity incentive program to provide greater alignment between the officers’ interests and those of our shareholders, and to assist in retention.

Options to purchase shares of common stock are typically granted with a per-share exercise price of 100% of the fair market value of a share of the class of common stock subject to the option on the date of grant. The value of the option will be dependent on the future market value of the common stock, which we believe helps to align the economic interests of our key management personnel with the interests of our shareholders. To encourage our key management personnel to continue in employment with us, when we grant restricted stock under the 2006 Equity Incentive Plan to executive officers, we generally impose a 5-year restriction period on the grant.

In determining equity incentive awards for 2016, the Compensation Committee considered the comparative company data and Aon Hewitt’s recommendations resulting from the 2015 compensation review, and concluded that setting annual target equity awards for our named executive officers at approximately 50% of their respective then-current base salaries would provide competitive compensation consistent with our goals for equity awards. The Compensation Committee generally grants stock options effective on a date in the first week of January. Accordingly, effective January 5, 2016, the Compensation Committee granted options to each of our named executive officers. To determine the number and class of options approximately equal to 50% of an executive officer’s base salary, the Compensation Committee allocated the target equity award amount between class A options and class B options using a six-to-one ratio and divided the applicable portion of the annual target equity award amount by the closing price per share of the applicable class of stock on the day prior to the date of grant. The number of options granted to our named executive officers is shown in the Grants of Plan-Based Awards Table.

Our Compensation Committee may condition awards on the achievement of various performance goals, including the following:

●	Return on equity;	●	Pre-tax profits;

●	Return on investment;	●	Net earnings;

●	Return on net assets;	●	Net earnings per share;

●	Shareholder value added;	●	Working capital as a percent of net cash provided by operating activities;

●	Earnings from operations;	●	Market price for our common stock; and

		●	Total shareholder return.

In conjunction with selecting the applicable performance goal or goals, the Compensation Committee will also fix the relevant performance level or levels that must be achieved with respect to the goal or goals in order for key associates to earn the performance-based awards. For 2016, no performance-based awards were granted to our named executive officers.

Other Benefits

To assist our associates in preparing financially for retirement, we maintain a 401(k) plan for all associates over 21 years of age, including our executive officers. Pursuant to the 401(k) plan, we match 25% of the first 6% of compensation contributed by our associates up to allowable Internal Revenue Service limitations. We also maintain group life, health, dental and vision insurance programs for all of our salaried associates, and our named executive officers are eligible to participate in these programs on the same basis as all other eligible associates. In 2016, we provided Mr. Jackson with relocation assistance in connection with his move to our headquarters and made an additional cash payment to him to make him whole for such assistance on an after-tax basis. The cost of this relocation assistance and the make-whole payment are disclosed below in the All Other Compensation column of the Summary Compensation Table.

Agreements with Officers

We do not have employment, retention, severance, change of control or similar agreements with any of our executive officers. While we enter into award agreements with our executive officers and other participants under our long-term equity award plans, these agreements and plans do not provide for acceleration of vesting or other benefits upon a change of control or termination.

2016 SUMMARY COMPENSATION TABLE

Set forth below is information regarding compensation earned by or paid or awarded to the following executive officers: Michael D. Hays, our Chief Executive Officer; Kevin R. Karas, our Senior Vice President Finance, Chief Financial Officer, Treasurer and Secretary; and Steven D. Jackson, our President and Chief Operating Officer. We had no other executive officers, as defined in Rule 3b-7 of the Securities Exchange Act of 1934, whose total compensation exceeded $100,000 during 2016. The identification of such named executive officers is determined based on the individual’s total compensation for 2016, as reported below in the Summary Compensation Table, other than amounts reported as above-market earnings on deferred compensation and the actuarial increase in pension benefit accruals.

The following table sets forth for our named executive officers with respect to 2016, 2015 and 2014 (or, in the case of Mr. Jackson, 2016 and 2015 only because 2015 was the first year with respect to which he was a named executive officer): (1) the dollar value of base salary earned during the year; (2) the aggregate grant date fair value of stock and option awards granted during the year, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”); (3) the dollar value of earnings for services pursuant to awards granted during the year under non-equity incentive plans; (4) all other compensation for the year; and (5) the dollar value of total compensation for the year.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total

Michael D. Hays	2016	$127,400	--	--	$44,261	$74,656	$2,079	$248,396
Chief Executive Officer	2015	$127,400	--	--	$47,633	$11,211	$3,178	$189,422
	2014	$127,400	--	--	$19,019	$84,466	$2,644	$233,529

Kevin R. Karas	2016	$283,640	--	--	$99,018	$167,010	$4,727	$554,395
Senior Vice President	2015	$245,700	--	--	$91,866	$21,622	$2,862	$362,050
Finance, Chief	2014	$234,000	--	--	$34,937	$155,142	$3,253	$439,032
Financial Officer, Treasurer and Secretary

Steven D. Jackson	2016	$300,000	--	--	$104,229	$175,800	$400,838	$980,867
President(3)	2015	$300,000	--	$1,050,067	--	$26,400	$3,900	$1,380,367

_______________________

(1)

Represents the aggregate grant date fair value of the stock or option awards, as indicated, granted during the year, computed in accordance with FASB ASC Topic 718. See Note 9 to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of assumptions made in the valuation of share-based compensation.

(2)

Represents, for each of our named executive officers, the amount of our 401(k) matching contributions; for Messrs. Karas and Jackson, the amount of a technology allowance; and for Mr. Jackson, relocation assistance in the amount of $258,075 and a related tax gross-up of $137,801.

(3)	Mr. Jackson became our President on October 1, 2015.

GRANTS OF PLAN-BASED AWARDS IN 2016

We maintain the 2006 Equity Incentive Plan and the 2001 Equity Incentive Plan pursuant to which grants may be made to our executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2016.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Date of Committee Action	Threshold	Target	Maximum	All Other Stock Awards: No. of Shares of Stock or Units(2)	All Other Option Awards: No. of Securities Underlying Options(2)		Exercise or Base Price of Option Awards(2)	Closing Price on Date of Grant	Grant Date Fair Value of Stock and Option Awards

Michael D. Hays	1/05/2016	11/9/2015					9,145	(3)	$15.23	$15.39	$38,683
	1/05/2016	11/9/2015					1,524	(5)	$34.00	$34.00	$5,578
			-(4)	$63,700	$254,800

Kevin R. Karas	1/05/2016	11/9/2015					20,458	(3)	$15.23	$15.39	$86,537
	1/05/2016	11/9/2015					3,410	(5)	$34.00	$34.00	$12,481
			-(4)	$141,820	$567,280

Steven D. Jackson	1/05/2016	11/9/2015					21,535	(3)	$15.23	$15.39	$91,093
	1/05/2016	11/9/2015					3,589	(5)	$34.00	$34.00	$13,136
			-(4)	$150,000	$600,000

_______________________

(1)	These amounts represent only potential payments under the 2016 incentive plan awards; the actual amounts received (if any) are shown in the Summary Compensation Table above.
(2)

The restricted stock and stock option awards were granted under the 2006 Equity Incentive Plan. The exercise price of the stock option awards was equal to the closing stock price on January 4, 2016, the day immediately prior to the grant date.

(3)	Options to purchase shares of class A common stock.
(4)	There were no thresholds for payments under these 2016 incentive plan awards; payments below target would be made for any year-over-year increase in any of the applicable performance measures.
(5)	Options to purchase shares of class B common stock.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table sets forth information on outstanding option and stock awards held by the named executive officers at December 31, 2016, including the number of shares underlying both exercisable and unexercisable portions of each stock option, the exercise price and expiration date of each outstanding option, the number of shares of stock that have not vested and the market value of such shares.

	Option Awards						Stock Awards
Name	No. of Securities Underlying Unexercised Options (Exercisable)		No. of Securities Underlying Unexercised Options (Unexercisable)		Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested

Michael D. Hays	25,068	(1)(2)	-		$6.62	01/05/17	-		-		-		-
	21,633	(1)(3)	-		$7.59	01/04/18	-		-		-		-
	20,109	(1)(4)	-		$8.12	01/05/19	-		-		-		-
	26,481	(1)(5)			$6.30	01/05/20	-		-		-		-
	17,745	(1)(6)			$9.14	01/05/21	-		-		-		-
			14,949	(1)(7)	$10.75	01/05/22	-		-		-		-
			2,491	(7)(8)	$21.50	01/05/22	-		-		-		-
	-		10,938	(1)(9)	$14.50	01/07/23	-		-		-		-
	-		1,823	(8)(9)	$27.13	01/07/23	-		-		-		-
	-		2,904	(1)(10)	$18.80	01/07/24	-		-		-		-
	-		266	(8)(10)	$34.15	01/07/24	-		-		-		-
	-		10,014	(1)(11)	$13.17	01/06/25	-		-		-		-
	-		1,669	(8)(11)	$35.48	01/06/25	-		-		-		-
	-		9,145	(1)(12)	$15.23	01/05/26	-		-		-		-
	-		1,524	(8)(12)	$34.00	01/05/26	-		-		-		-

Kevin R. Karas			26,403	(1)(7)	$10.75	01/05/22	-		-		-		-
			4,400	(7)(8)	$21.50	01/05/22	-		-		-		-
	-		20,088	(1)(9)	$14.50	01/07/23	-		-		-		-
	-		3,348	(8)(9)	$27.13	01/07/23	-		-		-		-
	-		5,334	(1)(10)	$18.80	01/07/24	-		-		-		-
	-		489	(8)(10)	$34.15	01/07/24	-		-		-		-
	-		19,313	(1)(11)	$13.17	01/06/25	-		-		-		-
	-		3,219	(8)(11)	$35.48	01/06/25	-		-		-		-
	-		20,458	(1)(12)	$15.23	01/05/26	-		-		-		-
	-		3,410	(8)(12)	$34.00	01/05/26	-		-		-		-

Steven D. Jackson	-		21,535	(1)(12)	$15.23	01/05/26	52,477	(13)	$997,063	(13)	73,506	(15)	$1,396,614	(15)
	-		3,589	(8)(12)	$34.00	01/05/26	8,746	(14)	$364,446	(14)	12,251	(16)	$510,499	(16)

_______________________

(1)	Option to purchase shares of class A common stock.
(2)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2012.
(3)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 4, 2013.
(4)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2014.
(5)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2015.
(6)	Options vest in full on the fifth anniversary of the grant date. These options vested on January 5, 2016.
(7)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2017.
(8)	Option to purchase shares of class B common stock.
(9)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 7, 2018.
(10)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 7, 2019.
(11)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 6, 2020.
(12)	Options vest in full on the fifth anniversary of the grant date. These options will vest on January 5, 2021.
(13)

Restricted shares of class A common stock that become fully vested on the fifth anniversary of the grant date, which occurred in 2015. The market value is based on the $19.00 per share closing price of our class A common stock on the NASDAQ Stock Market on December 31, 2016.

(14)

Restricted shares of class B common stock that become fully vested on the fifth anniversary of the grant date, which occurred in 2015. The market value is based on the $41.67 per share closing price of our class B common stock on the NASDAQ Stock Market on December 31, 2016.

(15)

Restricted shares of class A common stock granted in 2014 that become vested on the earlier of the achievement of performance goals established prior to the executive’s appointment as an executive officer or the fifth anniversary of the grant date. The market value is based on the $19.00 per share closing price of our class A common stock on the NASDAQ Stock Market on December 31, 2016.

(16)

Restricted shares of class B common stock granted in 2014 that become vested on the earlier of the achievement of performance goals established prior to the executive’s appointment as an executive officer or the fifth anniversary of the grant date. The market value is based on the $41.67 per share closing price of our class B common stock on the NASDAQ Stock Market on December 31, 2016.

Option Exercises and Stock Vested in 2016

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Michael D. Hays	33,234	(2)	$335,996	--		--
	24,043	(3)	$435,448	--		--

Kevin R. Karas	--		--	20,892	(2)	$321,528
	--		--	3,482	(3)	$118,388

Steven D. Jackson	--		--	--		--
	--		--	--		--

(1)	Amounts represent the product of the number of shares acquired on exercise multiplied by the excess of the closing market price per share on the date of exercise over the exercise price per share.
(2)	Shares of class A common stock.
(3)	Shares of class B common stock.

Risk Assessment of Compensation Policies and Practices

The Board relies on the Compensation Committee to address risk exposures facing the Company with respect to compensation, with appropriate reporting of these risks to be made to the full Board. The Committee, as part of its periodic review of compensation and benefit programs, assesses the potential risks arising from the Company’s compensation policies and practices and considers safeguards against incentives to take excessive risks. Based on its most recent review, the Compensation Committee has concluded that the risks arising from the Company’s compensation policies and practices for its associates are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION committee report

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

Barbara J. Mowry, Chairperson

John N. Nunnelly

Gail L. Warden

advisory vote on executive COMPENSATION

This proposal provides our shareholders with the opportunity to cast a vote either for or against a non-binding, advisory resolution to approve the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narrative discussion in this proxy statement. We are required to hold this vote by Section 14A of the Securities Exchange Act of 1934.  As discussed in the Compensation Discussion and Analysis above, beginning on page 16, we have designed our executive compensation and benefit programs for our executive officers, including our named executive officers, to advance the following core principles:

●	We strive to compensate our executive officers at competitive levels to ensure that we attract and retain a highly competent, committed management team.

●	We provide our executive officers with the opportunity to earn competitive pay as measured against comparable companies.

●	We link our executive officers’ compensation, particularly annual cash incentives, to established Company financial performance goals.

We believe that a focus on these principles will benefit us and, ultimately, our shareholders in the long term by ensuring that we can attract and retain highly-qualified executive officers who are committed to our long-term success.

The Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 16 and the tabular and other disclosures on compensation beginning on page 23, and cast an advisory vote either for or against the following resolution:

“Resolved, that shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this Proxy Statement.”

While the vote does not bind the Board to any particular action, the Board values the input of our shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Assuming a quorum is present at the Annual Meeting, the number of votes cast for the non-binding resolution to approve the Company’s executive compensation program must exceed the number of votes cast against it. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will not constitute a vote “for” or “against” the non-binding resolution and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter. Shares of the Company’s class A common stock and class B common stock vote together as a single class on this advisory vote.

When we hold our next advisory vote on the compensation of our named executive officers will depend on the results of Proposal 4, “Advisory Vote on the Frequency of Shareholder Votes on Executive Compensation,” and our Board’s determination based on those results.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SHARES OF THE COMPANY’S COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

advisory vote on the frequency of shareholder votes
on executive COMPENSATION

As discussed above, the Board values the input of our shareholders regarding the Company’s compensation program for its named executive officers. As required by Section 14A of the Securities Exchange Act of 1934, shareholders are invited to express their view on a non-binding, advisory basis as to how frequently shareholders will vote on a non-binding, advisory resolution to approve the compensation of our named executive officers. Shareholders can advise the Board on whether such vote should occur every year, every two years or every three years.

This is an advisory vote, and as such is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next vote on a non-binding resolution to approve the Company’s compensation program for its named executive officers. A scheduling vote similar to this will occur at least once every six years.

The Board recommends that a vote on a non-binding resolution to approve our compensation program for our named executive officers be held every year, because it believes that an annual vote will promote best governance practices and facilitate our Compensation Committee’s and our management’s consideration of the views of our shareholders in structuring our compensation programs for our named executive officers. We believe than an annual vote will provide our Compensation Committee and our management with more direct input on, and reactions to, our current compensation practices, and better allow our Compensation Committee and our management to measure how they respond to the prior year’s vote.

When voting on this advisory vote, shareholders should understand that they are not voting “for” or “against” the Board’s recommendation to hold the advisory vote every year. Rather, shareholders have the option to recommend that such advisory vote on the compensation of our named executive officers be held every one, two or three years, or to abstain entirely from voting on the proposal. Please mark on the enclosed proxy your preference as to how frequently shareholders will vote on a non-binding resolution to approve our compensation program for our named executive officers, as either every year, every two years or every three years, or you may abstain from voting.

Assuming a quorum is present at the Annual Meeting, the advisory vote as to how frequently shareholders will vote on a non-binding resolution to approve our compensation program for our named executive officers requires a plurality of the votes cast for the three options presented at the annual meeting. The frequency option that receives the most votes of all the votes cast in person or by proxy at the meeting is the one that will be deemed approved by the shareholders. Abstentions and broker non-votes will be counted as present in determining whether there is a quorum; however, they will have no effect in determining whether any frequency option has been approved and will be disregarded in the calculation of votes cast. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

We intend to hold our next advisory vote on the frequency of shareholder votes on executive compensation at our annual meeting in 2023.

THE BOARD RECOMMENDS A VOTE FOR HOLDING A NON-BINDING VOTE TO APPROVE THE COMPANY’S COMPENSATION PROGRAM FOR ITS NAMED EXECUTIVE OFFICERS “EVERY YEAR.” SHARES OF COMMON STOCK REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR SUBMITTING THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS TO SHAREHOLDERS “EVERY YEAR.”

MISCELLANEOUS

Independent Registered Public Accounting Firm

KPMG LLP acted as the independent registered public accounting firm for the Company in 2016. The Audit Committee is solely responsible for the selection, retention, oversight and, when appropriate, termination of the Company’s independent registered public accounting firm.

The fees to KPMG LLP for the fiscal years ended December 31, 2016, and 2015 were as follows:

	2016	2015
Audit Fees(1)	$373,000	$383,645
Audit-Related Fees(2)	101,456	102,344
Tax Fees(3)	94,734	94,676
All Other Fees	--	--
Total	$569,190	$580,665

___________________

(1)	Audit of annual financial statements, review of financial statements included in Form 10-Q and other services normally provided in connection with statutory and regulatory filings.
(2)	Information security readiness assessment and information security audit services.
(3)	Tax consultations and tax return preparation including out-of-pocket expenses.

The Audit Committee has established pre-approval policies and procedures with respect to audit and permitted non-audit services to be provided by its independent registered public accounting firm. Pursuant to these policies and procedures, the Audit Committee may form, and delegate authority to, subcommittees consisting of one or more members when appropriate to grant such pre-approvals, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. The Audit Committee’s pre-approval policies do not permit the delegation of the Audit Committee’s responsibilities to management. In 2016, the Audit Committee pre-approved all services provided by our independent registered public accounting firm, and no fees to the independent registered public accounting firm were approved pursuant to the de minimis exception under the Securities and Exchange Commission’s rules.

Expenses

The cost of soliciting proxies will be borne by the Company. In addition to soliciting proxies by mail, proxies may be solicited personally and by telephone by certain officers and regular associates of the Company. Such individuals will not be paid any additional compensation for such solicitation. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Common Stock.

Multiple Shareholders Sharing the Same Address

Pursuant to the rules of the Securities and Exchange Commission, services that deliver the Company’s communications to shareholders that hold their stock through a bank, broker or other holder of record may deliver to multiple shareholders sharing the same address a single copy of the Company’s annual report to shareholders and proxy statement, unless the Company has received contrary instructions from one or more of the shareholders. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to shareholders and/or proxy statement to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of annual reports to shareholders and/or proxy statements, shareholders may also request that we deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the annual report to shareholders and/or proxy statement may also request delivery of a single copy. Shareholders may notify the Company of their requests by calling or writing Kevin R. Karas, Secretary, NRC Health, at (402) 475-2525 or 1245 Q Street, Lincoln, Nebraska 68508.

Shareholder Proposals

Proposals that shareholders of the Company intend to present at and have included in the Company’s proxy statement for the 2018 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), must be received by the Company by the close of business on December 4, 2017. In addition, a shareholder who otherwise intends to present business at the 2018 annual meeting (including nominating persons for election as directors) must comply with the requirements set forth in the Company’s By-Laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-Laws, to the Secretary of the Company not less than 60 days and not more than 90 days prior to the second Wednesday in the month of April (subject to certain exceptions if the annual meeting is advanced or delayed a certain number of days). Under the By-Laws, if the Company does not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 (i.e., proposals shareholders intend to present at the 2018 annual meeting but do not intend to include in the Company’s proxy statement for such meeting) prior to February 10, 2018, then the notice will be considered untimely and the Company will not be required to present such proposal at the 2018 annual meeting. If the Board chooses to present such proposal at the 2018 annual meeting, then the persons named in proxies solicited by the Board for the 2018 annual meeting may exercise discretionary voting power with respect to such proposal.

By Order of the Board of Directors

NATIONAL RESEARCH CORPORATION

Kevin R. Karas

Secretary

April 3, 2017

PROXY

▼ PLEASE SIGN, DATE AND RETURN USING THE ENVELOPE PROVIDED ▼

NATIONAL RESEARCH CORPORATION

D/B/A NRC HEALTH

2017 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael D. Hays and Kevin R. Karas, and each of them, as Proxies with the power of substitution (to act jointly or if only one acts then by that one) and hereby authorizes them to represent and to vote as designated below all of the shares of class A common stock and/or class B common stock of National Research Corporation held of record by the undersigned on March 14, 2017, at the Annual Meeting of Shareholders to be held on May 9, 2017, or any adjournment or postponement thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Board’s nominees, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017, “FOR” approval of the compensation of our named executive officers as disclosed in the accompanying proxy statement, and “EVERY YEAR” on the frequency of the advisory shareholder vote on the compensation of our named executive officers. THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR, “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2017, “FOR” approval of the compensation of our named executive officers as disclosed in the accompanying proxy statement, and “EVERY YEAR” on the frequency of the advisory shareholder vote on the compensation of our named executive officers.

1. ELECTION OF DIRECTORS:	1. JoAnn M. Martin (Term expiring at the 2020 Annual Meeting) 2. Barbara J. Mowry (Term expiring at the 2020 Annual Meeting)

☐ FOR the nominees listed above (except as specified below).	☐ WITHHOLD AUTHORITY to vote for the nominees listed above.

(Instructions: To withhold authority to vote for any indicated nominee(s), write the name(s) of the nominee(s) in the box provided to the right.)

2. VOTE ON THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017:
☐ FOR	☐ AGAINST	☐ ABSTAIN

3. ADVISORY VOTE ON THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE ACCOMPANYING PROXY STATEMENT:

☐ FOR	☐ AGAINST	☐ ABSTAIN
4. ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY SHAREHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS:

☐ EVERY YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box indicating changes below: Address Change? ☐ Name Change? ☐	Date , 2017 NO. OF SHARES __________

☐ Please check this box if you plan to attend the Annual Meeting. Number of persons attending: _____.	__________________________________________________ (Registered Owner) __________________________________________________ (Registered Owner if held jointly)

Signature(s) in Box

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.